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Tellabs Investor Contact:         Peter A. Guglielmi        CIENA Investor Contact: Suzanne DuLong
                                  (630) 378-6111                                    (888) 243-6223

Tellabs Media Contact:            Charlie Long              CIENA Media Contact:    Denny Bilter
                                  (630) 512-8336                                    (800) 921-1144
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FOR IMMEDIATE RELEASE

                        TELLABS AND CIENA AGREE TO MERGE

  COMBINATION EXPECTED TO ACCELERATE PACE OF EVOLUTION AND SPEED OF REVOLUTION
                             IN THE PUBLIC NETWORK

Linthicum, MD -- June 3, 1998 -- Tellabs (Nasdaq: TLAB) and CIENA Corporation (Nasdaq: CIEN) today announced an agreement to merge the two companies to create a next-generation network equipment provider.

Under the terms of the agreement, all outstanding shares of CIENA stock will be exchanged at the ratio of one share of Tellabs common stock for each share of CIENA common stock. Based on the closing price of Tellabs common stock on Tuesday, June 2, 1998, the transaction is valued at approximately $7.1 billion. Excluding expected one-time transaction costs, the company expects slight earnings-per-share dilution in 1998 and no dilution in 1999, assuming expected synergies. The combined company will retain the Tellabs name.

"As competition among service providers continues to heighten, equipment suppliers must help both incumbent and newly established carriers meet the demands for increasing and effectively managing the bandwidth in their networks," said Tellabs' President and CEO Michael J. Birck. "CIENA's expertise in dense wavelength division multiplexing is a perfect fit with Tellabs' SONET/SDH transport capabilities. The combined company will be well positioned to enhance the ability of both established carriers and new service entrants everywhere to build advanced, high-speed networks."

"Separately, these two companies are `best-of-breed' in the telecommunications industry," said CIENA's President and CEO Patrick Nettles. "Together, we expect to be able to leverage Tellabs' established position with telecom service providers and CIENA's leadership in optical transport solutions to lower the cost of bandwidth and simplify network management. We expect the new combined company to accelerate the pace of evolution and speed of revolution in the public networks."

                                     (more)
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TELLABS AND CIENA AGREE TO MERGE/June 3, 1998/Page 2 of 3


Following the merger, Birck will serve as chairman and chief executive officer of the combined company, while Nettles will become its president and chief operating officer. Upon closing, the combined company will be headquartered in Lisle, IL. CIENA's facilities in Linthicum, MD and Savage, MD, together with Tellabs' existing optical networking group in Hawthorne, NY, and Burlington, MA, will form the core of the combined company's optical networking efforts.

The transaction is expected to be accounted for as a pooling-of-interests, to qualify as a tax-free reorganization, and to close during Tellabs' third quarter. Upon closing, CIENA will become a subsidiary of Tellabs. This transaction also is subject to various conditions and approval by appropriate government agencies and the stockholders of Tellabs and CIENA. The Board of Directors of each company unanimously approved the transaction and recommended its approval by the stockholders.

Goldman Sachs acted as financial advisor to Tellabs for this transaction, while Morgan Stanley represented CIENA.

ABOUT CIENA
CIENA is a leader of open architecture, dense wavelength division multiplexing systems for long-distance and local exchange carriers. Through its Alta subsidiary, CIENA also provides a range of engineering, furnishing and installation (EF&I) for telecommunications service providers in the areas of transport, switching and wireless communications.

ABOUT TELLABS
Tellabs designs, manufactures, markets and services voice and data transport and access systems. The company's products are used worldwide by the providers of communications services.

NOTE TO INVESTORS
This news release contains forward-looking statements that involve risks and uncertainties. Actual results, including the level of earnings of both Tellabs and CIENA Corporation, and the success of the proposed merger may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with acquisitions, such as difficulties in the assimilation of operations, technologies and products of the acquired companies, diversion of management's attention from other business concerns, risks of entering new markets, competitive response, and a downturn in the telecommunications industry. For a more detailed description of the risk factors associated with Tellabs and CIENA Corporation, please refer to the companies' respective SEC filings.

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